EXHIBIT 99.1
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
   FOR FURTHER INFORMATION:
   AT THE COMPANY:                      AT THE FINANCIAL RELATIONS BOARD:
     Dennis Letham                      Lynne Franklin               Lisa Ferguson                 Laura Kuhlmann
     Chief Financial Officer            General Inquiries            Analyst Inquiries             Media Inquiries
     (847) 715-2601                     (312) 640-6695               (312) 640-6788                (312) 266-2239
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   FOR IMMEDIATE RELEASE
   WEDNESDAY JUNE 28, 2000


                       ANIXTER INTERNATIONAL COMPLETES
                       ------------------------------
                   $200 MILLION CONVERTIBLE NOTE OFFERING
                   --------------------------------------

   SKOKIE, IL., JUNE 28, 2000 - Anixter International Inc. (NYSE:AXE), a world leading distributor of communication products, today announced that it has received $200 million (gross proceeds inclusive of the initial purchaser's over-allotment option), from the placement under Rule 144A of $792 million aggregate principal amount at maturity in 2020, of senior, zero-coupon notes with a 7 percent yield to maturity. The notes are convertible into a maximum of 5,908,558 shares of common stock of Anixter International at an initial conversion price of $33.86 per common share (22 percent above the June 22, 2000 closing price on the New York Stock Exchange).

   Proceeds from the sale of the notes will initially be used to pay off debt, with such amounts expected to be reborrowed again in the future for growth of the business and general corporate purposes.

   Neither the notes nor the shares of common stock issuable upon conversion of the notes have been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to buy nor shall there be any sale of these securities in a jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

   Anixter International is a world leading distributor of products that connect businesses to today's digital networks. The company adds value to the distribution process by providing its customers access to
   1) the largest technical sales force in the industry, 2) more than 65,000 products and $650 million in inventory, 3) 75 warehouses with more than 3.5 million square feet of space, and 4) locations in 175 cities in 41 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.





   SAFE HARBOR STATEMENT

   THE STATEMENTS IN THIS NEWS RELEASE THAT USE SUCH WORDS AS "BELIEVE," "EXPECT," "INTEND," "ANTICIPATE," "CONTEMPLATE," "ESTIMATE," "PLAN," "SHOULD," "MAY," OR SIMILAR EXPRESSIONS ARE FORWARD-LOOKING STATEMENTS. THEY ARE SUBJECT TO A NUMBER OF FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS INDICATED HERE. THESE FACTORS INCLUDE GENERAL ECONOMIC CONDITIONS, TECHNOLOGY CHANGES, CHANGES IN SUPPLIER OR CUSTOMER RELATIONSHIPS, EXCHANGE RATE FLUCTUATIONS, AND NEW OR CHANGED COMPETITORS. PLEASE SEE THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS FOR MORE INFORMATION.

    Additional information about Anixter is available on the Internet at
                     www.anixter.com and www.frbinc.com